Approved: January 16, 2025 Page 1 FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARIES F-06 INSIDER TRADING POLICY I. THE NEED FOR A POLICY STATEMENT First Guaranty Bancshares, Inc. (the “Company”) is a public company, the common stock of which is registered under the Securities and Exchange Act of 1934 (the “Exchange Act”). Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). First Guaranty Bank (the “Bank”) is the Company’s wholly-owned subsidiary. The purchase or sale of securities of the Company while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the securities of the Company, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC under the Exchange Act and other statutes, and are punished severely. While the SEC concentrates its efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Accordingly, the Company has adopted this Insider Trading Policy (“Policy”) both to satisfy its obligation to prevent insider trading and to help those persons subject to the Policy avoid the severe consequences associated with violations of insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of traditional insiders, such as directors and officers, and employees, as well as certain other persons who may be associated with the Company. Generally, for purposes of this Policy, the term “insider” means all directors, executive officers, employees and such other persons. II. PERSONS SUBJECT TO THIS POLICY You are subject to this Policy if you are a director,1 officer or employee of the Company or any of its subsidiaries. The Company may also determine that other persons are subject to this Policy, such as contractors or consultants who have access to material nonpublic information. In addition, if you are subject to this Policy, this Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”). This Policy also applies to any entities that you or your Family Members influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). You are responsible for the transactions of your Family Members and Controlled Entities and should treat all such transactions for the purposes of this Policy and 1 For purposes of this Policy, the term “director” includes any advisory director, director emeritus, board observer or any other person who regularly attends board meetings or has access to materials provided to directors.

Approved: January 16, 2025 Page 2 applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members. Although all persons described above are generally subject to this Policy, not all sections of this Policy will apply to all such persons. Specifically, the sections titled “Pre-Clearance Procedures” and “Blackout Periods” apply only to directors and executive officers of the Company and its subsidiaries, and any other persons specifically designated by the Securities Compliance Officer, together with their respective Family Members and Controlled Entities. III. TRANSACTIONS SUBJECT TO THE POLICY This Policy applies to transactions in Company securities, including the Company’s common stock, the Company’s preferred stock and depositary shares, options to purchase Company securities, and any other type of securities that the Company may issue, including (but not limited to) additional series of preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchanged-traded put or call options or swaps relating to Company securities, except as expressly set forth below. Additionally, this Policy applies to gifts of Company securities. You should be aware that liability for gifts of Company securities may attach even in instances where the gift is bona fide if you have reason to believe that the recipient of the gift intends to sell such Company securities. For example, if you make a bona fide gift to a nonprofit while you are in possession of material nonpublic information, and you advise the nonprofit to sell, or even if you are aware of the nonprofit’s general practice to immediately sell gifted securities, you could be found liable under insider trading laws. IV. TRANSACTIONS NOT SUBJECT TO THIS POLICY The following transactions are not subject to this Policy to the extent expressly set forth below: Stock Option Exercises. This Policy does not apply to the exercise of stock options issued by the Company; provided that the exercise price is paid in cash or by means of a “net exercise,” whereby an optionholder has elected to have the Company withhold shares subject to an option to cover the exercise price of the options. In addition, this Policy does not apply to the exercise of a tax withholding right under which an optionholder has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to the sale of Company securities acquired upon the exercise of a stock option, as well as to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or any tax withholding obligation. Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right under which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This

Approved: January 16, 2025 Page 3 Policy does apply, however, to the sale of restricted stock in any public or private market transaction. 401(k) Plan. To the extent that the Company 401(k) plan may from time to time permit the acquisition of Company securities, this Policy does not apply to the purchases of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan under your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in an employee stock purchase plan, if any, resulting from your periodic contribution of money to the plan under the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company securities purchased under the plan. Dividend Reinvestment Plan. This Policy does not apply to regular dividend reinvestment transactions under any dividend or distribution reinvestment plan (“DRIP”) that is either a Company-sponsored DRIP or on similar terms as a Company-sponsored DRIP. This Policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions you choose to make in any such DRIP, and to your election to participate in the DRIP or to increase or decrease your level of participation in the DRIP. This Policy also applies to your sale of any Company securities purchased pursuant to the DRIP. Company Offerings or Repurchases. The purchase of Company securities from the Company, and the sale of Company securities to the Company, are not subject to this Policy. Mutual Fund Transactions. Transactions in mutual funds that are invested in Company securities are not subject to this Policy. V. ADMINISTRATION OF THE POLICY [] will serve as the Securities Compliance Officer for the purposes of this Policy, and in such officer’s absence, another employee designated by the Securities Compliance Officer will be responsible for administration of this Policy. All determinations and interpretations by the Securities Compliance Officer will be final and not subject to further review. Any questions regarding this Policy should be directed to the Securities Compliance Officer. The Securities Compliance Officer may consult with counsel to the Company in connection with the administration of this Policy.

Approved: January 16, 2025 Page 4 VI. INDIVIDUAL RESPONSIBILITY Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and its subsidiaries and not to engage in transactions in Company securities while in possession of material nonpublic information. Each individual is responsible for ensuring that he or she complies with this Policy, and that any Family Member or Controlled Entity also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Securities Compliance Officer or any other employee or director under this Policy or otherwise does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. VII. STATEMENT OF POLICY It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Securities Compliance Officer as subject to this Policy, including Family Members and Controlled Entities) who is aware of material nonpublic information relating to the Company may, directly or indirectly through any other person or entity: 1. Engage in transactions in Company securities, except as otherwise specified in this Policy under the headings “Transactions Not Subject to this Policy” and “Rule 10b5-1 Plans;” 2. Recommend the purchase or sale of any Company securities; 3. Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information; 4. Disclose material nonpublic information to persons outside of the Company to other persons, including but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protections or authorized external disclosure of the information regarding the Company; or 5. Assist anyone engaged in the above activities. In addition, is it the policy of the Company that insiders of the Company who, in the course of their relationship with the Company, learn of material nonpublic information about or affecting any company, including a customer or supplier of the Company or even a competitor, may not trade in that another company’s securities on the basis of such information until the information becomes public or is no longer material. The prohibition on unauthorized disclosure of material nonpublic information apples to all forms of communication, including communications made through social media or other electronic means. The prohibitions described above also apply to trades by any investment clubs, the

Approved: January 16, 2025 Page 5 membership of which includes any insider of the Company (or any other person designated by this Policy or the Securities Compliance Officer as subject to this Policy, including their Family Members and Controlled Entities). Insider trading liability may be alleged or found as a result of any use by an insider of any material nonpublic information learned in the course of such insider’s relationship with the Company. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. VIII. DEFINITION OF MATERIAL NONPUBLIC INFORMATION Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. You should remember that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. If you are uncertain whether information is material, you should assume that it is until you obtain guidance from the Securities Compliance Officer. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:  Projections of future earnings or losses, or other earnings guidance;  Changes to previously announced earnings guidance, or a decision to suspend earnings guidance;  A pending or proposed merger, acquisition or tender offer;  A pending or proposes acquisition or disposition of a significant asset;  A pending or proposed change as to the national securities exchange on which the Company is listed, or any pending or proposed decision to delist from such exchange or deregister as a public company;  A change in dividend policy, the declaration of a stock split, or an offering of additional securities;  Company borrowings or other financing transactions out of the ordinary course of business;

Approved: January 16, 2025 Page 6  The establishment, termination or modification of a repurchase program for Company securities or a planned purchase under such a program;  Development of a significant new product or process;  New major contracts or customer, or the loss of a major customer;  A change in management or the board of directors;  A change in auditors or notification that the auditor’s reports may no longer be relied upon;  Any proposed or pending restatement of the Company’s financial statements or the Company’s Reports of Condition and Income;  Pending or threatened litigation, or the resolution of such litigation;  Impending bankruptcy or the existence of severe liquidity problems;  Information regarding a breach of customer privacy;  A pending or proposed regulatory investigation or administrative action against the Company, its subsidiaries or affiliates, or any person related to the Company, its subsidiaries or affiliates; and  The imposition of an administrative or regulatory action against the Company, its subsidiaries or affiliates. When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information before the information is considered public. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company securities until Thursday. If an announcement were made on a Friday, Wednesday generally would

Approved: January 16, 2025 Page 7 be the first eligible trading day. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. IX. PRE-CLEARANCE PROCEDURES To help prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on inside information, insiders of the Company and its subsidiaries, and any other persons designated by the Securities Compliance Officer under this Policy as being subject to the pre-clearance procedures, together with their respective Family Members and Controlled Entities, may not engage in any transaction in Company securities without first obtaining pre- clearance of the transaction from the Securities Compliance Officer. A request for pre-clearance should be submitted to the Securities Compliance Officer at least two business days in advance of the proposed transaction. The Securities Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance to engage in the transaction and is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. Pre-cleared trades must be executed within five business days of receipt of pre-clearance, unless the Securities Compliance Officer grants an exception or imposes a shorter time limit. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Securities Compliance Officer. The requestor should also indicate whether he or she has effected any transactions in Company securities within the past six months. Pre-clearance of a trade does not constitute legal advice and does not relieve the requestor of his or her legal obligation to refrain from trading while in possession of material nonpublic information. The requirement for pre-clearance does not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to this Policy,” or to transactions conducted under approved Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans.” X. BLACKOUT PERIODS Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, directors and executive officers of Company and its subsidiaries, and any other persons designated by the Securities Compliance Officer, as well as their respective Family Members and Controlled Entities, generally will not be pre-cleared to conduct any transactions involving the Company securities during a “blackout period” beginning on the 20th day of the last month of each fiscal quarter and ending after the second full business day following the date of the public release of the Company’s financial results for that quarter. In other words, these persons may only conduct transactions in Company securities during the “window period” beginning on

Approved: January 16, 2025 Page 8 the third business day following the public release of the Company’s quarterly financial results and ending on the 19th day of the last month of the next fiscal quarter. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Securities Compliance Officer, designated persons should refrain from trading in Company securities even sooner than the typical quarterly blackout period described above, in which case the Securities Compliance Officer may impose an event-specific blackout period. Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Securities Compliance Officer may not trade in Company securities or the security of any other company affected by such event. The existence of an event-specific blackout period will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout to any other person. The failure of the Securities Compliance Officer to designate you as a person subject to an event-specific blackout will not relieve you of the obligation not to trade while aware of material nonpublic information. Pension Fund Blackout Periods. No director or officer may trade in Company securities during any “pension fund blackout period” if that person acquired such securities in connection with his or her employment as a director or officer of the Company or its subsidiaries. A “pension fund blackout period” means any period of more than three consecutive business days during which the ability of not fewer than 50% of the participants or beneficiaries under all individual account plans (as defined under the Employee Retirement Security Act of 1974, but excluding a one-participant retirement plan) maintained by the Company to purchase, sell or otherwise acquire or transfer an interest in any equity security of the Company held in such an individual account plan is temporarily suspended by the Company or a fiduciary of the plan, but does not include any period which the SEC exempts from the definition of “blackout period” under Section 306(a) of the Sarbanes-Oxley Act of 2002. Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to do so even during the blackout period. Hardship exceptions may be granted only by the Securities Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Securities Compliance Officer concludes that the person does not in fact possess material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to this Policy,” or to transactions conducted under approved Rule 10b5- 1 plans, as described under the heading “Rule 10b5-1 Plans.”

Approved: January 16, 2025 Page 9 XI. SPECIAL AND PROHIBITED TRANSACTIONS The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that no person subject to this Policy (including Family Members and Controlled Entities (each, a “Covered Person”), should engage in any of the following transactions except to the extent permitted below: Short-Term Trading. Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, a Covered Person who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa), except with the consent of the Securities Compliance Officer. Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities by Covered Persons are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”) Publicly-Traded Options. A transaction in publicly-traded options is, generally speaking, a bet on the short-term movement of Company securities and therefore may create the appearance that the insider is trading based on material nonpublic information. Transactions in publicly-traded options may also focus an insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Covered Persons in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the next paragraph below. Hedging Transactions. Certain forms of hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages Covered Persons from engaging in such transactions. Any Covered Person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Securities Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Securities Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Approved: January 16, 2025 Page 10 Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Covered Persons are not permitted to hold Company securities in a margin account. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan while the borrower is aware of material nonpublic information. As such, Covered Persons are generally discouraged from pledging Company securities as collateral for loan. A Covered Person who wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities may engage in such a transaction with the prior approval of the Securities Compliance Officer. Any Covered Person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Securities Compliance Officer at least ten (10) business days prior to the proposed execution of documents evidencing the proposed pledge. Pledges of Company securities arising from certain types of hedging transactions may also be governed by the paragraph above captioned “Hedging Transactions.” You should be aware that the sale of Company securities by a foreclosing lender will be imputed to the insider at a time when the insider had material nonpublic information, even if the insider was not aware of the sale and even if the sale was made in error. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an insider is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a Covered Person subject to this Policy determines he or she must use a standing order or limit order, the terms of the standing or limited order must be disclosed to the Securities Compliance Officer during the pre-clearance process. XII. RULE 10B5-1 PLANS Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meet certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and be pre-approved by the Securities Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not in possession of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an

Approved: January 16, 2025 Page 11 independent third party. Any Rule 10b5-1 Plan must be submitted to the Securities Compliance Officer for approval not less than five business days prior to the entry into the Rule 10b5-1 Plan. Transactions effected under a pre-cleared Rule 10b5-1 Plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. In 2022, the SEC adopted new requirements for Rule 10b5-1 Plans, which are summarized below: 1. There is a mandatory “cooling off” period between entry into Rule 10b5-1 Plans and the first trade: a. Section 16 insiders may not trade until the later of: (i) 90 days following the adoption or modification of a Rule 10b5-1 Plan, or (ii) two business days following the filing of the 10-Q/K for the quarter in which the Rule 10b5-1 Plan was adopted (but not to exceed 120 days following adoption or modification of the plan). b. Other officers and employees subject to this Policy may not trade until 30 days following the adoption or modification of a Rule 10b5-1 Plan. 2. The Rule 10b5-1 Plan must include a certification from each Section 16 insider that, at the time of plan adoption, (a) the insider is “not aware of any material nonpublic information about the security or the issuer,” and (b) the insider is “adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Rule 10b5-1. 3. Insiders will lose the affirmative defense of a Rule 10b5-1 Plan if such insider has multiple, overlapping plans (subject to certain exceptions). 4. Insiders are allowed a “single-trade” plan, which is a Rule 10b5-1 Plan designed to effect the purchase or sale of Company securities as a single transaction. XIII. POST-TERMINATION TRANSACTIONS This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, neither that individual, nor his or her Family Members or Controlled Entities, may trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures described in this Policy, however, will cease to apply to transactions in Company securities at the time of the termination of service. XIV. CONSEQUENCES OF VIOLATIONS The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, among others. Punishment for insider

Approved: January 16, 2025 Page 12 trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. Further, violations by one insider may invite additional scrutiny of other insiders and the Company. Accordingly, the Company strongly urges all persons covered by this Policy to strictly comply with its terms. XV. REPORTING OR COMPLETED TRADES Each director or executive officer (or other person, including, without limitation, key employees, as determined by the Securities Compliance Officer) who is responsible for complying with the reporting requirements under Section 16 of the Exchange Act must timely file all such reports with the SEC following the execution of a reportable transaction. All Section 16 filings must be available on the corporate website no later than the end of the business day following the filing with the SEC. Any late or delinquent Section 16 filing must also be publicly reported, by individual, under separate caption, in the Company’s proxy statement for its next annual meeting. XVI. REPORTING OF VIOLATIONS Any employee, officer or director who violates this Policy or any federal or state laws governing insider trading or tipping or knows of any such violation by any other employee, officer or director of the Company, must report the violation immediately to the Securities Compliance Officer. Upon learning of any such violation, the Securities Compliance Officer, in consultation with the Company’s outside legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority. XVII. INQUIRIES Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Securities Compliance Officer either in person or at the address set forth below. XVIII. CERTIFICATIONS All directors, officers and employees of the Company and the Bank will be required to review this Policy and certify their understanding and intent to comply with its requirements. Officers and employees shall do so electronically; directors shall execute the certification attached to this Policy and return to the Securities Compliance Officer at the following address:

Approved: January 16, 2025 Page 13 First Guaranty Bancshares, Inc. 400 East Thomas Street Hammond, Louisiana 70401 Attention: Securities Compliance Officer

Approved: January 16, 2025 Page 14 FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARIES INSIDER TRADING POLICY CERTIFICATION I certify that: 1. I have read and understand the First Guaranty Bancshares, Inc. (the “Company”), Insider Trading Policy regarding securities transactions by directors, officers and employees of the Company and First Guaranty Bank. I understand that the Securities Compliance Officer currently designated in the Insider Trading Policy, is available to answer any questions that I have regarding the Insider Trading Policy; 2. Since the date the Insider Trading Policy became effective, or such shorter period of time that I have been a director or employee of the Company, I have complied with the Insider Trading Policy; 3. I will continue to comply with the Insider Trading Policy for as long as I am subject to the policy; and 4. If I am an Officer and/or Employee I hereby verify such understanding and compliance by electronic affirmation; if I am Director of the Company and/or the Bank I hereby verify such understanding and compliance by signing below. Signature: Print name: Date:

Approved: January 16, 2025 Page 15 FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARIES INSIDER TRADING COMPLIANCE CLEARANCE FORM To: First Guaranty Bancshares, Inc. Ladies and Gentlemen: Pursuant to the First Guaranty Bancshares, Inc. Insider Trading Policy, I would like clearance for the following proposed transactions in securities of the Company: Type and Amount of Security Purchase or Sale I hereby disclose any trades made by me or any of my associates in the securities of the Company during the last six (6) months (give date, whether purchase or sale, number of shares, and the names of the buyer or seller, as appropriate and if known to you): I understand that the clearance granted below may be rescinded prior to my effecting the above transaction, if material nonpublic information regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the Federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information. Date: Signature Print Name Telephone No. Clearance of the above trade is granted, this day of , 20 , Securities Compliance Officer